EXHIBIT 10.41

                          JACK H. CASTLE, D.D.S., P.C.

                              EMPLOYMENT AGREEMENT

        This agreement (the "Agreement") is made this ___day of August, 1996, by and between Jack H. Castle, D.D.S., P.C., a Texas professional corporation ("Castle"), and Joseph A. Bonola, D.D.S., a dentist licensed to practice his/her profession in the State of Texas ("Employee").

        WHEREAS, Employee desires to practice general dentistry as an employee of Castle, and Castle desires to hire Employee under the terms of this Agreement;

        NOW, THEREFORE, in the mutual agreements of the parties hereinafter set forth, it is hereby agreed as follows:

                                    ARTICLE I

                                   EMPLOYMENT

        1.1 Castle hereby hires Employee and Employee accepts such hiring to render professional services on behalf of Castle, subject to the rules thereof and the standards of the dental profession.

        1.2 Employee shall at all times be a dental employee subject to the terms of this Agreement, and nothing contained in this Agreement or in the relation of Castle and Employee shall be deemed as constituting a partnership, joint venture or other relationship. Castle and Employee recognize that the relationship of employer and employee requires Castle to comply with all income tax laws pertinent to such relationship.

        1.3 This Agreement shall commence as of the date first above written, and shall thereinafter continue until terminated as herein provided, subject to the terms of this Agreement.

                                   ARTICLE II

                                   TERMINATION

        2.1 Termination of this Agreement shall be classified as voluntary or involuntary.

        2.2 Voluntary termination shall be that termination by either Castle or Employee upon giving not less than thirty (30) days written notice of intent to terminate to the other party.
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        2.3 Involuntary termination shall be termination, in Castle's sole determination, due to any of the following reasons:

        A. Employee fails to perform his/her duties hereunder as a result of illness or other incapacity and such illness or incapacity shall continue for a period of more than two (2) months;

        B. Employee has been disqualified to practice dentistry by reason of law or fails to maintain insurance in effect as required by
                Article VI;

        C. Employee shall willfully violate any law or ethical rule relating to the practice of dentistry; or

        D. Employee engages in alcohol or drug abuse; conducts himself/herself privately or professionally in a manner detrimental to Castle, which shall be determined solely within Castle's discretion, or breaches any of the terms of this agreement.

        2.4 In the event of involuntary termination of this Agreement pursuant to sub-paragraphs 2.3 A-D, Employee's employment may be immediately terminated by oral or written notification.

                                   ARTICLE III

                                     DUTIES

        3.1 Employee will maintain the highest standard of care of the dental profession.

        3.2 Employee shall not provide dental services of any kind to any person without the advance written consent of Castle. Concurrently with the execution of this Agreement, Castle shall provide Employee with a letter, whereby Castle shall agree to Employee's work schedule for the period from August 1, 1996 to August 31, 1996. Such letter shall satisfy the requirements of the first sentence of this Section 3.2. Thereafter, on a monthly basis, Castle will issue a letter addressing Employee's work schedule.

        3.3 Employee shall promote, to the extent permitted by law and the applicable canons of professional ethics, the professional practice of Castle, and shall to a reasonable extent attend professional conventions, postgraduate seminars and participate in continuing education courses, and shall do all things necessary to maintain and improve his/her professional skills.

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        3.4 Employee shall secure the patient's (or legal guardian of the patient, if the patient is a minor) consent in writing to provide treatment, prior to starting a dental procedure on the patient, in accordance with Texas law.

        3.5 Employee shall not provide or administer nitrous oxide sedation to patients unless he/she is certified to do so by the Texas State Board of Dental Examiners.

        3.6 Employee agrees that he/she will become familiar with and remain familiar with the Occupational Safety and Health Act ("OSHA") requirements applicable to the dental profession. Employee further agrees that he/she will ensure compliance with OSHA requirements as to himself/herself and any other personnel working directly with him/her at Castle. In the event Employee fails to comply with OSHA requirements applicable to the dental professional and such failure results in any fine or imposition of penalty upon Castle, Employee agrees to pay to Castle the amount of such fine and make restitution for any other penalty imposed.

                                   ARTICLE IV

                              EMPLOYEE COMPENSATION

        During the term of this Agreement, the Company agrees to pay Employee an annual salary of $1.00 ("Salary"). Salary payments shall be subject to all applicable federal and state payroll, withholding and other taxes.

                                    ARTICLE V

                          CONDITIONS DURING EMPLOYMENT

        5.1 Employee shall maintain records of all discussions with patients regarding treatment needs and treatment recommendations, all treatment procedures, and will remain in compliance with all state regulatory rules regarding patient records. Castle and Employee agree that Castle will retain all past, current and future dental records on any patient treated by Employee. Employee shall have access to such records for inspection and copying. In the event of termination of this Agreement for any reason, all dental records of patients treated by Employee shall be maintained by Castle and shall be deemed owned by Castle and shall continue to be maintained by Castle and Employee shall retain the right to inspect and copy records of patients treated by Employee.

        5.2 Unless required by service of legal process, no dental record shall be displayed or delivered to, nor any information therefrom disclosed to, any person not connected with Castle, except in strict accordance with the rules promulgated by Castle and the state dental examiners.

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        5.3 Castle shall schedule the days and times Employee shall perform his/her duties. Changes by Employee in Employee's schedule are to be submitted at least thirty (30) days in advance. If it is necessary for Employee to be absent from regularly scheduled patient care, it is his/her responsibility to contact another Employee to work in his/her place.

                                   ARTICLE VI

                             INDEMNITY AND INSURANCE

        Employee must be covered by professional liability (malpractice) insurance through an insurance company acceptable to Castle. Castle agrees to pay the expense of such insurance during the term of this contract. The insurance shall have limits of not less than $1,000,000.00 per claim or occurrence, and $3,000,000.00 in aggregate. Proof of such insurance coverage shall be provided to Castle by Employee two (2) days before Employee commences his/her duties under this contract. Employee shall provide to Castle proof of renewal of said coverage ten (10) days prior to the expiration of such policy. Employee must maintain the insurance required under this article at all times during the term of this contract. If Employee's insurance is canceled, Employee shall notify Castle within twenty-four (24) hours after he/she receives such notice. At no time shall Employee render professional services pursuant to this Agreement without insurance coverage and Employee shall not perform any procedures for which his/her professional liability insurance does not provide coverage. Employee shall hold harmless and indemnify Castle, its employees, successors and assigns from and against any and all liabilities, costs, damages, expenses and attorneys' fees resulting from or attributable in whole or in part to any and all acts or omissions of Employee while providing professional services for Castle.

                                   ARTICLE VII

                                 CONFIDENTIALITY

        7.1 It is agreed by Employee that all patients referred to him/her will be seen and treated by Employee exclusively at the offices of Castle.

        7.2 Employee further agrees that the forms, brochures, operating policy and procedural manuals used by Castle and marketing programs and techniques developed by Castle are of a confidential nature and Employee agrees that he/she shall in no way copy same; or otherwise use Castle's forms, operating policies and procedures and marketing techniques except in the furtherance of his/her duties for Castle.

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                                  ARTICLE VIII

                                   ARBITRATION

        Any and all disputes, controversies, claims, and demands arising out of or relating to this Agreement or any provision hereof, or in any way relating to the relationship between Castle and Employee, whether in contract, tort, or otherwise, at law or in equity, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. Any such arbitration proceeding shall be conducted in Harris County, Texas. This arbitration provision shall be enforceable in either federal or state court in Harris County, Texas pursuant to the substantive federal laws established by the Federal Arbitration Act. Any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered by any federal or state court in Harris County, Texas having jurisdiction.

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 This Agreement is made pursuant to, and shall be governed by and construed in accordance with the laws applicable to contracts made and to be performed entirely within the State of Texas.

        9.2 The services provided under this Agreement may be performed only by Employee and this Agreement is not assignable by Employee.

        9.3 The failure of Castle or Employee to seek redress for a violation or to insist upon strict performance of any covenant agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition.

        9.4 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        9.5 Notices required to be given to any party hereunder shall be in writing and shall be personally delivered or shall be sent by registered mail, return receipt requested postage prepaid, addressed to the party at their respective address set forth below.

        9.6 This instrument contains the sole Agreement of the parties hereto and correctly sets forth the rights, duties and obligations of each to the other as of this day. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force and effect.

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        IN WITNESS WHEREOF, the parties have set their hands the day and year first above written.

                                            JACK H. CASTLE, D.D.S., P.C.
                                            1360 Post Oak Road., Suite 1300
                                            Houston, Texas 77056-3021

                                            By:
                                                   Jack H. Castle, D.D.S.
                                                   President

                                            Employee


                                            Joseph A. Bonola, D.D.S.

                                            Address:

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